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                                                                  EXHIBIT (3)(b)


                           FRISCH'S RESTAURANTS, INC.

                            AMENDMENTS TO REGULATIONS

                            Adopted: October 1, 1984

                                   ARTICLE II

         Section 1. The business of the corporation shall be managed and conducted by a Board of Directors consisting of not less than five (5) nor more than nine (9) members, one of whom shall be designated Chairman and none of whom need be shareholders of the corporation.

         Section 2. The Board of Directors shall be elected at the annual meeting of the shareholders, or, if not then elected, or if such meeting be not held at the time fixed therefor, then at a special meeting held for the purpose of electing directors. The Board of Directors shall be divided into two classes consisting of not less than three Directors each. Directors elected at the first election of the first class shall hold office for a term of one year. Directors elected at the first election of the second class shall hold office for a term of two years. In each instance, such Directors shall hold office until their successors are elected and qualified. Upon expiration of the terms of office of the Directors as set forth above, their successors shall be elected for a term of two years and until their successors are elected and qualified. The election of directors shall, if the number of persons nominated be greater than the number of directorships to be filled, be by ballot. At all elections of directors the candidates receiving the greatest number of votes shall be elected. In the event that less than nine (9) be elected at any annual meeting of shareholders any vacancy or vacancies left open may be filled at anytime by the Board.

         Section 3. Any director may, at any time, resign, by the written resignation delivered to the secretary, or an assistant secretary, of the corporation, and such resignation shall, unless otherwise specified therein, be effective upon such delivery. Vacancies in the Board of Directors may be filled by a majority vote of the remaining directors until the next annual meeting. Shareholders entitled to elect Directors shall have the right to fill any vacancy in the Board (whether the same has been temporarily filled by the remaining directors or not, and notwithstanding the provisions of Section 2 above) at any meeting of the shareholders attended by a quorum thereof, held for any purpose during the interim, and any directors elected at such meeting of the shareholders shall serve until the next annual election of directors, and until their successors are elected and qualified. If the office of the Chairman of the Board becomes vacant between annual meetings, it may likewise be filled at any subsequent or interim meeting of the shareholders.

         Section 4. For their attendance at meetings of the Board of Directors or of any committee of the Board, directors who do not receive regular compensation from the corporation in any other capacity may be paid such compensation as the Board of Directors shall from time to time fix, and there shall be paid to all directors their reasonable expenses incurred in attending meetings of the Board of Directors or of any committee thereof.

         Section 5. The board of directors shall have all authority, in the conduct, control and management of the business and property of the corporation, which shall be consistent with law, the articles and these regulations, including (but not hereby limiting the generality of the foregoing grant of authority) authority to adopt and alter the corporate seal; to fix the fiscal year the corporation; to fix, within the limits prescribed in the articles, the place of its principal office; to establish and discontinue, at such times and places as the board of directors shall deem proper, offices of the corporation, in addition to its principal office; and to appoint, from the board's own number, change the membership of, and remove, an executive committee, and other committees, with such authority (including the authority to act by writing, signed by all members of the committee, without a meeting) and duties, not inconsistent with the law, the articles and these regulations, as the board of directors shall from time to time provide; and, unless otherwise provided in these regulations, any authority herein or by law conferred upon the board of directors, may, in the interval between meetings of the board of directors, be exercised by any committee of the board to whom the board shall delegate the same.



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                                                                  EXHIBIT (3)(b)


                                   ARTICLE III

         Section 1. The Annual Meeting of the Stockholders shall be held at Cincinnati, Ohio on the first Monday in October, at which meeting the Board of Directors shall be chosen. If for any reason it be impractical to hold the meeting at such time, the President shall call a meeting as soon thereafter as is practical.

         Section 2. Upon the election of the Directors, the Secretary shall notify the several Directors of their election, and they shall within five days after their election meet for the purpose of organization and transaction of business.

         Section 3. Stockholders shall be entitled to one vote for each share of stock held by them.

         Section 4. Special meetings of shareholders may be called at any time by the President, and must be called by the President upon written request of the holders of 50% of the outstanding shares entitled to vote at such special meeting. Written notice of such meetings stating the place, date and hour of the meeting, the purpose or purposes for which it is called, shall be given not less than 7 nor more than 60 days before the date set for the meeting by directing said notice to each stockholder at his last known place of residence. No business other than that specified in the notice of meeting shall be transacted at any such special meeting.

                                   ARTICLE IX

         The corporation shall indemnify any person who was or is a party to any pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, or who is threatened to be made a party to any such action, suit or proceeding whether threatened, pending or completed, by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, partner or trustee of another corporation, partnership, joint venture trust or other enterprise, against all expenses actually and reasonably incurred by the person in connection with such action, suit, or proceeding, including but not limited to judgments, fines and amounts paid in settlement, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation or, with respect to any criminal action or proceeding that the person had reasonable cause to believe that the person's conduct was unlawful.

         Further, the corporation shall indemnify any person who was or is a party to any pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, or who is threatened to be made a party to any such action, suit or proceeding, whether threatened, pending or completed, by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer partner or trustee of another corporation, partnership, joint venture, trust or other enterprise, against all expenses actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, but not including judgments or amounts paid in settlement, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of the person's duty to the corporation unless, and only to the extent that the court of common pleas or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper.

         Any indemnification, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, partner or trustee is proper in the circumstances because such person has met the applicable standard of conduct set forth above. Such determination shall be made by a majority vote of a quorum consisting of directors of the corporation who were not and are not



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                                                                  EXHIBIT (3)(b)

parties to or threatened with such action, suit or proceeding, or if such a quorum is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years. Any determination made by the disinterested directors or by independent legal counsel shall be promptly communicated to any person who threatened or brought an action or suit by or in the right of the corporation.

         The foregoing notwithstanding, to the extent that such a director, officer, partner of trustee has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to above or in defense of any claim, issue, or matter therein such person shall be entitled to indemnification against all expenses actually and reasonably incurred by such person in connection therewith as a matter of right, without the necessity of a determination that indemnification is proper.

         Expenses incurred in defending any action, suit or proceeding, may be paid by the corporation in advance of the final disposition of the same as authorized by the directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, partner or trustee to repay such amount if it is ultimately determined that such person is not entitled to indemnification under this article.

         The rights of indemnification granted by this article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the Ohio General Corporation Law, the Articles of Incorporation or Code of Regulations of this corporation or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to actions in such person's official capacity and as to actions in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, partner or trustee and shall inure to the benefit of the heirs, executors, and administrators of such person.

         The corporation may purchase and maintain insurance on behalf of any person required or authorized to be indemnified under this article against any liability asserted against or incurred by such person in or arising out of such person's status as a director, officer, partner or trustee as specified in this article, whether or not the corporation would have the power to indemnify such person under this article.

         As used in this article, references to "the corporation" include all constituent corporations and the new or surviving corporation in a consolidation or merger so that any person who is or was a director or officer of such a constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, or other enterprise shall stand in the same position under this article with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation or at the request of the new or surviving corporation in the same capacity.

         In the discretion of the board of directors of the corporation, any person who is or was serving as an employee or agent of the corporation or, at the request of the corporation, as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified by the corporation under the circumstances and to the extent that indemnification would be required or authorized for a person acting as a director or officer of the corporation or director, officer, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise under this article.




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